Exhibit 3.36

CERTIFICATE OF FORMATION

OF

NUVEEN GLOBAL ADVISORS, LLC

This Certificate of Formation of Nuveen Global Advisors, LLC (the “Company”), dated as of November 29, 2005, is being duly executed and filed by Margaret Isa, Esq., as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is Nuveen Global Advisors, LLC.

SECOND. The address of the registered office of the Company in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19901.

THIRD. The name and address of the registered agent for service of process on the Company in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19901.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Margaret Isa, Esq.
Margaret Isa, Esq.
Authorized Person